SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:

[X]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Sec. 240.14a-12


                        FIRST COMMUNITY BANCSHARES, INC.
                        --------------------------------
                (Name of Registrant as Specified In Its Charter)

    -------------------------------------------------------------------------
     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):


[ ]  No fee required.
[X] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and O-11.

     1) Title of each class of securities to which transaction applies: Common Stock

     2) Aggregate number of securities to which transaction applies: 1,170,536 shares, 34,700 options, and 90,910 convertible debt securities

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule O-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): Each of the 1,044,926 issued and outstanding shares of common stock will, upon consummation of the merger, be converted into the right to receive $21.00 per share in cash. With respect to the 34,700 options to purchase shares of common stock, each holder will receive a cash payment of $21.00 per share less the exercise price per share of $9.72 (calculated on a weighted average per share basis for purposes hereof), or $11.28. With respect to the $1,000,000 in convertible debt securities currently outstanding, which are convertible into 90,910 shares of common stock, each holder of convertible debt will receive a cash payment of $21.00 per share less the conversion price of $11.00 per share, or $10.00.

     4)   Proposed maximum aggregate value of transaction: $23,244,718.00

     5)   Total fee paid: $4,648.94

[ ] Fee paid previously with preliminary materials.


[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule O-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)   Amount Previously Paid:

          --------------------------------------

     2)   Form, Schedule or Registration Statement No.:

          --------------------------------------

     3)   Filing Party:

          --------------------------------------

     4)   Date Filed:

          --------------------------------

[It is intended that these proxy materials will be released to shareholders on or about _____________, 2003.]

                        FIRST COMMUNITY BANCSHARES, INC.
                                210 EAST HARRIMAN
                           BARGERSVILLE, INDIANA 46106
                                 (317) 422-5171


                                April ___, 2003


Dear First Community Shareholder:


         You are cordially invited to attend the Special Meeting of Shareholders of First Community to be held at ________ a.m., Eastern Standard Time, on ____________, ________________, 2003, at the ___________________,
__________________, Franklin, Indiana.

         At the Special Meeting, you will be asked to consider and vote on the merger of First Community with and into FCBY Merger Corporation, a recently formed wholly-owned subsidiary of MainSource Financial Group, Inc. with the new subsidiary being the surviving corporation. If the merger agreement is adopted by the holders of a majority of the outstanding common shares of First Community and if certain other conditions are satisfied, you will receive $21.00 in cash for each common share of First Community you own.

         Your Board of Directors has received the opinion from Austin Associates, LLC, its financial advisor, to the effect that $21.00 is fair to First Community shareholders from a financial point of view as of the date of the merger agreement. Your Board of Directors unanimously approved the merger agreement, believes that the merger is in the best interests of First Community shareholders and unanimously recommends that you adopt the merger agreement at the Special Meeting so that the transaction may be completed.

         In the materials accompanying this letter, you will find a Notice of Special Meeting of Shareholders, a proxy statement and a proxy card. These documents more fully describe the proposed transaction and provide detailed information regarding MainSource Financial Group, Inc. We encourage you to read these materials carefully.

         Whether or not you plan to attend the Special Meeting, please take the time to vote by completing, signing and returning to us the enclosed proxy card. A postage paid envelope is enclosed for your convenience. If you sign, date and return your proxy card without indicating how you want to vote, your proxy will be counted as a vote in favor of the transaction. Even if you plan to attend the Special Meeting, please complete, sign and return your proxy card. By following certain procedures discussed in the accompanying document, you can later revoke your proxy if you wish.

      PLEASE DO NOT SEND YOUR SHARE CERTIFICATES AT THIS TIME. IF THE MERGER AGREEMENT IS ADOPTED, YOU WILL RECEIVE WRITTEN INSTRUCTIONS ON HOW TO EXCHANGE YOUR SHARE CERTIFICATES.

                                            Sincerely,

                                            FIRST COMMUNITY BANCSHARES, INC.


                                            By: /s/
                                            -----------------------------------
                                            Frank D. Neese
                                            its Secretary

                        FIRST COMMUNITY BANCSHARES, INC.
                                210 EAST HARRIMAN
                           BARGERSVILLE, INDIANA 46106
                                 (317) 422-5171


         NOTICE OF SPECIAL MEETING OF SHAREHOLDERS TO BE HELD ON _______, 2003

     Notice is hereby given that the Special Meeting of Shareholders of First Community will be held on ___________, __________, 2003, at _____ a.m., Eastern
Standard Time, at the _________________, _________________, Franklin, Indiana.

     At the Special Meeting, the shareholders will be asked to consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of March 27, 2003, by and between First Community, MainSource Financial Group, Inc., and FCBY Merger Corporation, a recently formed wholly-owned subsidiary of MainSource Financial, and to approve the transactions contemplated by the merger agreement, including the merger of First Community with and into FCBY Acquisition with FCBY Acquisition being the surviving entity. A copy of the merger agreement is attached as Annex A to the proxy statement that accompanies this notice.

     Only holders of First Community common shares of record as of the close of business on ___________, 2003, are entitled to notice of and to vote at the Special Meeting and any adjournment or postponement of the Special Meeting.

     The merger transaction will not be completed unless the merger agreement is adopted by the affirmative vote of the holders of a majority of the First Community common shares outstanding on the record date and entitled to vote at the Special Meeting.

     Whether or not you plan to be present at the Special Meeting, please complete, date and sign the enclosed proxy card and return it in the enclosed postage paid envelope. If you plan to attend the Special Meeting, please mark the appropriate space on the enclosed proxy card.

     THE FIRST COMMUNITY BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" THE APPROVAL OF THE MERGER.

By Order of the Board of Directors,


/s/ Frank Neese
Frank D. Neese, Secretary



_______________, 2003


                             YOUR VOTE IS IMPORTANT.

   PLEASE COMPLETE, SIGN, DATE AND RETURN YOUR PROXY PROMPTLY. DO NOT SEND ANY
                        SHARE CERTIFICATES AT THIS TIME.

                                 PROXY STATEMENT
                             FOR SPECIAL MEETING OF
                                 SHAREHOLDERS OF
                        FIRST COMMUNITY BANCSHARES, INC.

         Subject to the satisfaction of the conditions set forth in the merger agreement, MainSource Financial Group, Inc. and First Community have agreed to merge First Community with and into a wholly-owned subsidiary of MainSource Financial Group, Inc. with the new subsidiary being the surviving corporation.

         The merger cannot occur unless the holders of a majority of the outstanding common shares of First Community adopt the merger agreement. The First Community Board of Directors has scheduled a Special Meeting of Shareholders of First Community to vote on the merger agreement as follows:


                              ______________, 2003
                              _______ a.m., Eastern Standard Time
                              [Where]
                              [Address]
                              Franklin, IN _________


         This document provides you with detailed information about the proposed merger. Please see "WHERE YOU CAN FIND MORE INFORMATION" for additional information about First Community and MainSource Financial Group, Inc. on file with the Securities and Exchange Commission.

         This document and proxy card are being mailed to shareholders of First Community beginning on or about ___________, 2003


                                   ----------

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATOR HAS DETERMINED IF THIS DOCUMENT IS ACCURATE OR ADEQUATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         YOU SHOULD BE AWARE THAT THIS IS A COMPLICATED TRANSACTION. WE URGE FIRST COMMUNITY SHAREHOLDERS TO READ AND CONSIDER CAREFULLY THIS DOCUMENT IN ITS ENTIRETY.


               The date of this document is ______________, 2003.

                                TABLE OF CONTENTS


QUESTIONS AND ANSWERS ABOUT THE MERGER........................................1
SUMMARY.......................................................................3
FIRST COMMUNITY BANCSHARES, INC...............................................6
MAINSOURCE FINANCIAL GROUP, INC...............................................7
THE SPECIAL MEETING...........................................................7
Introduction..................................................................7
   Matters to be Considered; Board of Directors Recommendation................7
   Record Date and Voting.....................................................8
   Vote Required..............................................................8
Securities Ownership Of Management Of First Community......... ...............9
   Revocability of Proxies...................................................10
   Solicitation of Proxies...................................................10
   Dissenters' Rights........................................................10
THE MERGER...................................................................11
   General...................................................................11
   Background and Reasons for the Merger.....................................12
   Opinion of Financial Advisor..............................................14
   Conduct of Business if the Merger is not Consummated......................20
   Regulatory Filings and Approvals..........................................20
THE MERGER AGREEMENT.........................................................20
   Terms of the Merger.......................................................20
   Exchange of Certificates..................................................21
   Representations and Warranties............................................21
   Conduct of Business Pending the Merger....................................22
   Interests of Directors and Executive Officers.............................24
   Additional Agreements.....................................................25
   Conditions to the Merger..................................................26
MATERIAL FEDERAL INCOME TAX CONSEQUENCES.....................................28
WHERE YOU CAN FIND MORE INFORMATION..........................................35
ANNEX A:  AGREEMENT AND PLAN OF MERGER
ANNEX B:  FAIRNESS OPINION
ANNEX C:  DISSENTERS' RIGHTS STATUTE

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

Q. WHY DO FIRST COMMUNITY AND MAINSOURCE FINANCIAL GROUP, INC. WANT TO MERGE?

A. First Community believes that the consideration offered to its shareholders is fair and that MainSource Financial Group, Inc. is a sound merger partner. First Community wants its customers in First Community service areas to be served effectively and MainSource Financial desires to expand its presence in those service areas.

Q. HOW WILL I BENEFIT?

A. The First Community Board of Directors believes that you will benefit by receiving $21.00 in cash in exchange for each common share of First Community that you own upon the consummation of the merger.

Q. IF I DO NOT FAVOR THE TRANSACTION, WHAT ARE MY RIGHTS?

A. If you are a shareholder of First Community as of the record date and you do not vote in favor of the merger agreement, you will have the right under Indiana Code Section 23-1-44-8 to demand the fair value for your common shares of First Community. The right to make this demand is generally known as "dissenters' rights." To perfect your dissenters' rights, you must:

o deliver to First Community before the vote is taken a written notice of your intent to demand payment of the fair value of your common shares if the merger is effectuated;

o        not vote your common shares in favor of the merger; and

o        otherwise comply strictly with all of the requirements of Indiana Code
         Section 23-1-44-1 and following.

Q. WILL I OWE ANY FEDERAL INCOME TAX AS A RESULT OF THE MERGER?

A. The federal income tax consequences for each shareholder will depend in part upon your specific situation. No ruling has been or will be sought from the Internal Revenue Service as to the federal income tax consequences of the merger. Generally, you will recognize a gain with respect to the cash payment you receive, depending upon your basis in the First Community shares that you own.

Q. WHEN DO YOU EXPECT THE MERGER TO BE COMPLETED?

A: We plan to complete the transaction as soon as possible after the Special Meeting, assuming the required shareholder approval is obtained. The transaction is also subject to the approval of federal bank regulatory authorities and the satisfaction of other closing conditions. We expect the transaction to be completed in the second quarter of calendar year 2003.

Q. WHEN AND WHERE WILL THE SPECIAL MEETING TAKE PLACE?

A. The Special Meeting will be held at _______ a.m., Eastern Standard Time, on __________, 2003, at the _____________________, _______________________,
Franklin, Indiana.

Q. WHAT DO I NEED TO DO NOW?

A: Just mail your completed, signed and dated proxy card in the enclosed return envelope as soon as possible so that your First Community shares will be represented at the Special Meeting.

Q. WHAT IS THE DIFFERENCE BETWEEN HOLDING SHARES AS A SHAREHOLDER OF RECORD AND AS A BENEFICIAL OWNER?

A: Many First Community shareholders hold their shares through a stockbroker, bank or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

     SHAREHOLDER OF RECORD

     If your shares are registered directly in your name with First Community's transfer agent, you are considered, with respect to those shares, the shareholder of record and these proxy materials are being sent directly to you by First Community. As a shareholder of record, you have the right to grant your proxy directly to First Community or to vote in person at the Special Meeting. First Community has enclosed a proxy card for your use.

     BENEFICIAL OWNER

     If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of the shares held in street name and these proxy materials are being forwarded to you by your broker or nominee who is considered, with respect to those shares, the shareholder of record. As the beneficial owner, you have the right to direct your broker on how to vote. Your broker or nominee has enclosed a voting instruction card for your use. If you are a First Community shareholder whose shares are not registered in your own name, you will need additional documentation from your record holder to attend the Special Meeting and to vote your shares at the Special Meeting.

Q. IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER VOTE MY SHARES FOR ME?

A: Your broker will vote your First Community shares with respect to the merger agreement only if you provide instructions on how to vote. You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares.

Q. MAY I CHANGE MY VOTE AFTER I HAVE MAILED MY SIGNED PROXY CARD?

A: Yes. You can change your vote at any time before your proxy is voted at the Special Meeting. If you are the record holder of the shares, you can do this in three ways. First, you can send First Community a written statement that you would like to revoke your proxy, if such written notice is received prior to the date of the Special Meeting. Second, you can send First Community a new signed and later-dated proxy card, provided that such proxy card is received prior to the date of the Special Meeting. Third, you can attend the Special Meeting and vote in person. However, your attendance alone will not revoke your proxy.

       For shares held beneficially by you, but not as record holder, you may change your vote by submitting new voting instructions to your broker or nominee.

Q. HOW CAN I VOTE MY SHARES IN PERSON AT THE MEETING?

A: Shares held directly in your name as the shareholder of record may be voted in person at the Special Meeting. If you choose to attend, please bring the enclosed proxy card or proof of identification.

Q. HOW WILL MY SHARES BE VOTED IF I RETURN A BLANK PROXY CARD?

A. If you are the record holder of the shares and you sign and send in your proxy and do not indicate how you want to vote, your proxy will be counted as a vote in favor of the merger agreement.

Q. WHAT WILL BE THE EFFECT IF I DO NOT VOTE?

A. Not voting will have the same effect as voting against the merger agreement.

Q. SHOULD I SEND IN MY STOCK CERTIFICATE NOW?

A: No. If the merger is completed, you will receive written instructions for exchanging your share certificates.

Q. WHO CAN ANSWER MY QUESTIONS ABOUT THE MERGER OR HOW I CAN SUBMIT MY PROXY?

A. If you have more questions about the merger or how to submit your proxy, please call Albert R. Jackson, III at (317) ___-______.

                                     SUMMARY

     This summary highlights selected information from this document. It does not contain all of the information that is important to you. To understand the merger agreement more fully and for a complete description of the legal terms of the merger agreement, you should read carefully this entire document and the documents to which we have referred you. Page references are included in this summary to direct you to a more complete description of certain topics discussed in this document.

     Throughout this document, the term "merger" refers to the proposed merger of First Community with and into a wholly-owned subsidiary of MainSource Financial with the wholly-owned subsidiary being the surviving corporation. The term "merger agreement" refers to the Agreement and Plan of Merger, dated as of March 27, 2003, by and between MainSource Financial, FCBY Merger Corporation and First Community, a copy of which is included at the end of this document as Annex A.

                               THE SPECIAL MEETING
                                   (PAGE ___)

     A Special Meeting of First Community's shareholders will be held on __________________, 2003, at the _____________________________________________,
Franklin, Indiana. At the Special Meeting, the shareholders of First Community will be asked to consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of March 27, 2003, by and between MainSource Financial Group, Inc., FCBY Merger Corporation and First Community Bancshares, Inc. and to approve the transactions contemplated by the merger agreement, including the merger of First Community with and into a wholly-owned subsidiary of MainSource Financial.

                                  THE COMPANIES
                                   (PAGE ___)

First Community Bancshares, Inc.
210 East Harriman
Bargersville, Indiana 46106
(317) 422-5171

     First Community is a one bank holding company which owns all of the outstanding shares of stock of First Community Bank & Trust and First Community Real Estate Management, Inc. First Community Bank & Trust is a state chartered commercial bank which serves the financial needs of families and local businesses through its main office in Bargersville and branch offices located in Greenwood, Franklin, Indianapolis, Trafalger, Whiteland, Edinburgh and North Vernon, Indiana. First Community Real Estate Management, Inc. is an Indiana corporation that owns and leases branch offices to First Community Bank & Trust.

MainSource Financial Group, Inc.
210 North Broadway
Greensburg, Indiana 47240
(812) 663-0157

     MainSource Financial Group, Inc., is a community-focused, multibank, financial services oriented holding company with assets of approximately $1.2 billion. Through its three banking subsidiaries, MainSource Bank, Greensburg, Indiana; Regional Bank, New Albany, Indiana; and Capstone Bank, Watseka, Illinois, it operates 42 offices in 18 Indiana counties and seven offices in three Illinois counties. Through its insurance subsidiary, MainSource Insurance, it operates five offices in Indiana as well as one in Owensboro, Kentucky.

                                  VOTE REQUIRED
                                   (PAGE ___)

         The affirmative vote of the holders of at least a majority of the outstanding common shares of First Community is required to adopt the merger agreement. Directors and executive officers of First Community have the power to vote shares, or approximately % of the outstanding common shares of First Community.

         In connection with the execution of the merger agreement, the directors of First Community executed voting agreements. Each voting agreement provides that such director will vote his or her shares in favor of adoption of the merger agreement.

                               DISSENTERS' RIGHTS
                                   (PAGE ___)

         If you are a shareholder of First Community as of the record date you will have the right under Indiana Code Section 28-1-44-8 to demand the fair value for your common shares of First Community. The right to make this demand is generally known as "dissenters' rights." To perfect your dissenters' rights, you must deliver to First Community a written notice of intent to demand payment of the fair value of your common shares in the event the merger is effectuated and not vote for the merger. For additional information on your dissenters' rights, see the section of this document after this summary entitled "THE SPECIAL MEETING - Dissenters' Rights."

                             REASONS FOR THE MERGER
                                   (PAGE ___)

         The Boards of Directors of First Community and MainSource Financial have proposed the merger because each of the Boards of Directors believes the merger is in the best interests of its corporation and shareholders.

                          OPINION OF FINANCIAL ADVISOR
                                   (PAGE ___)

         In deciding to approve the merger, First Community's Board of Directors considered, among other things, the opinion of its financial advisor, Austin Associates, LLC, that the financial consideration to be received by First Community shareholders in the merger is fair to the shareholders of First Community from a financial point of view as of the date of the merger agreement. The written opinion of Austin Associates, LLC, is attached as Annex B to this document. We encourage you to read the opinion in its entirety.


                         RECOMMENDATION TO SHAREHOLDERS
                                   (PAGE ___)

         The First Community Board of Directors unanimously recommends that First Community shareholders vote in favor of the adoption of the merger agreement and approval of the transactions contemplated by the merger agreement, including the merger, so that the merger may be consummated.

                                   THE MERGER
                                   (PAGE ___)

         In the merger, First Community will merge with and into FCBY Merger Corporation, a wholly-owned subsidiary of MainSource Financial. Unless you exercise your statutory dissenter's rights, you will receive $21.00 in cash for each common share of First Community you own. For a complete description of what First Community shareholders will receive in the merger, see "THE MERGER AGREEMENT - Terms of the Merger." We encourage you to read the merger agreement because it is the legal document that governs the merger.

                  INTERESTS OF DIRECTORS AND EXECUTIVE OFFICERS
                                   (PAGE ___)

         The directors and executive officers have interests in the merger in addition to the interests of all other shareholders. Those interests include the following:

         o Each outstanding First Community option, including those held by directors and executive officers, will be cancelled and extinguished in exchange for a payment equal to the number of shares subject to the options multiplied by the difference between $21.00 and the exercise price of the options.

         o First Community Bank & Trust shall terminate its obligations under certain Termination Agreements with certain officers. MainSource Financial shall pay each officer a lump sum cash payment in consideration for such termination. First Community Bank & Trust shall enter into a new employment agreement effective at the time of the merger with each such officer.

         o First Community Bank & Trust shall terminate each Deferred Compensation Agreement it has entered into with the members of its Board of Directors and with its President. Each member shall be entitled to receive any amounts accrued pursuant to such Agreements.

         o First Community Bank & Trust shall terminate its Supplemental Executive Retirement Plan ("SERP"). Pursuant to the merger agreement, three of the participants shall execute a waiver of their rights upon a change in control and a consent to terminate the SERP, two shall execute a consent to terminate the SERP and accept a cash payment as a change in control benefit, and the remaining participants shall elect early retirement pursuant to the SERP and execute a waiver of their rights upon a change in control.

         o MainSource Financial will provide director and officer liability insurance and indemnification to the former directors and executive officers of First Community and First Community Bank & Trust for three years after consummation of the merger.

                       CONDITIONS TO COMPLETING THE MERGER
                                   (PAGE ___)

         Completion of the merger depends upon the satisfaction of a number of conditions, including, among others, the following:

         o First Community's shareholders must adopt the merger agreement by a vote of a majority of the outstanding shares; and

         o the Board of Governors of the Federal Reserve System, the Indiana Department of Financial Institutions and any other applicable regulatory agencies must approve the merger.

         To the extent permitted by law, the merger agreement provides that certain of the closing conditions may be waived by the party entitled to assert them. The First Community Board of Directors does not currently intend to seek shareholder approval of any waiver of any condition.

                       TERMINATION OF THE MERGER AGREEMENT
                                   (PAGE ___)

         The merger agreement may be terminated for a number of reasons, including, among others, the following:

         o by mutual agreement of the Boards of Directors of MainSource Financial and First Community; or

         o by the Board of Directors of MainSource Financial or First Community if the merger is not completed on or before June 30, 2003, or if any of the conditions of the merger are not satisfied.

                   MATERIAL FEDERAL INCOME TAX CONSIDERATIONS
                                   (PAGE ___)

         First Community shareholders may recognize gain, in certain circumstances taxable as ordinary income, with respect to the cash consideration received. No ruling has been or will be sought from the Internal Revenue Service as to the federal income tax consequences of the merger. The tax consequences of the merger to you may depend on the facts of your own situation. You should consult your own tax advisor to understand fully the tax consequences of the merger to you.

                          REQUIRED REGULATORY APPROVALS
                                   (PAGE ___)

         Consummation of the merger is subject to approval by the Board of Governors of the Federal Reserve System and the Indiana Department of Financial Institutions, who may receive comments from other government agencies and departments.

                        FIRST COMMUNITY BANCSHARES, INC.

         First Community is a one bank holding company which owns all of the outstanding shares of stock of First Community Bank & Trust and First Community Real Estate Management, Inc. First Community Bank & Trust is a state chartered commercial bank which serves the financial needs of families and local businesses through its main office in Bargersville and branch offices located in Greenwood, Franklin, Indianapolis, Trafalger, Whiteland, Edinburgh and North Vernon, Indiana. First Community Real Estate Management, Inc. is an Indiana corporation that owns and leases branch offices to First Community Bank & Trust.

         First Community common shares are traded over-the-counter and quoted on the Nasdaq OTC Bulletin Board under the symbol "FCYBBB." On November 19, 2002, the last trading day ending prior to the public announcement of the proposed merger, the Nasdaq sale price for First Community common shares was $8.84. On _______________, 2003, the last reported sales price for First Community common shares before the printing of this document was $__________.


                        MAINSOURCE FINANCIAL GROUP, INC.


         MainSource Financial Group is listed on the NASDAQ Stock Market (Nasdaq:MSFG), and is a community-focused, multi-bank financial services oriented holding company with assets of approximately $1.2 billion. Through its three banking subsidiaries, Capstone Bank, Watseka, Illinois; MainSource Bank, Greensburg, Indiana; and Regional Bank, New Albany, Indiana; it operates 42 offices in 18 Indiana counties and seven offices in three Illinois counties. Through its insurance subsidiary, MainSource Insurance, it operates five offices in Indiana as well as one in Owensboro, Kentucky.

                               THE SPECIAL MEETING

INTRODUCTION

         This document is being furnished to the shareholders of First Community in connection with the solicitation of proxies by the First Community Board of Directors for use at the Special Meeting of Shareholders of First Community shareholders to be held on _________, _____________, 2003, at _____ a.m.,
Eastern Standard Time, at the _________________________________
________________, Franklin, Indiana, and at any adjournments or postponements of the Special Meeting. Each copy of this document mailed to the shareholders of First Community is accompanied by a proxy card furnished in connection with the solicitation of proxies by the First Community Board of Directors for use at the Special Meeting.


MATTERS TO BE CONSIDERED; BOARD OF DIRECTORS RECOMMENDATION

         At the Special Meeting, First Community shareholders will be asked to vote upon the following resolution:

                  Resolved, that the Agreement and Plan of Merger, dated as of March 27, 2003, by and among MainSource Financial Group, Inc., FCBY Merger Corporation and First Community Bancshares, Inc., a copy of which is attached to the proxy statement of First Community dated ____________, 2003, and the transactions contemplated thereby, including the merger of First Community with and into FCBY Merger Corporation, which is a wholly-owned subsidiary of MainSource Financial, and the cancellation of each outstanding common share of First Community in exchange for the right to receive $21.00 cash, be and they hereby are, adopted and approved.

         The Board of Directors knows of no business that will be presented for consideration at the Special Meeting other than the matters described in this document.

         The First Community Board of Directors has determined that the adoption of the merger agreement is in the best interests of First Community shareholders. ACCORDINGLY, THE FIRST COMMUNITY BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE ADOPTION OF THE MERGER AGREEMENT AND THE APPROVAL OF THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT, INCLUDING THE MERGER. SEE "THE MERGER - BACKGROUND AND REASONS FOR THE MERGER."

          SHAREHOLDERS ARE REQUESTED TO COMPLETE, DATE, SIGN AND RETURN THE ACCOMPANYING PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE. FAILURE TO RETURN A PROPERLY EXECUTED PROXY CARD OR TO VOTE AT THE SPECIAL MEETING WILL HAVE THE SAME EFFECT AS A VOTE AGAINST ADOPTION OF THE MERGER AGREEMENT.

RECORD DATE AND VOTING

         Only the holders of record of First Community common shares as of the close of business on _______________, 2003, are entitled to notice of and to vote at the Special Meeting. At the close of business on the record date, there were _________ common shares of First Community outstanding and entitled to vote, held by approximately ___ shareholders of record and beneficially by approximately ___ shareholders. Directors and executive officers of First Community (as a group) were entitled to vote _______ common shares of First

Community, or approximately ____% of the outstanding votes entitled to be cast at the Special Meeting, and the directors have executed agreements to vote their shares in favor of the merger agreement. [MainSource Financial owned and was entitled to vote 20,000 shares of First Community on the voting record date.] Holders of record of First Community common shares as of the close of business on the record date are entitled to one vote per share on any matter voted on at the Special Meeting.

         The presence, either in person or by proxy, of the holders of a majority of the outstanding common shares of First Community as of the record date is necessary to constitute a quorum at the Special Meeting. Abstentions count for the purpose of determining a quorum at the Special Meeting.

         SHAREHOLDERS SHOULD NOT FORWARD ANY SHARE CERTIFICATES WITH THEIR PROXY CARDS. IF THE MERGER IS CONSUMMATED, SHARE CERTIFICATES SHOULD BE DELIVERED IN ACCORDANCE WITH INSTRUCTIONS SET FORTH IN A LETTER OF TRANSMITTAL, WHICH WILL BE SENT TO SHAREHOLDERS BY MAINSOURCE BANK, GREENSBURG, INDIANA, IN ITS CAPACITY AS THE EXCHANGE AGENT, PROMPTLY AFTER THE MERGER IS EFFECTIVE.

VOTE REQUIRED

         The affirmative vote of the holders of at least a majority of the outstanding common shares of First Community entitled to vote on the matters to be acted upon is required to adopt the merger agreement. THE FAILURE TO SUBMIT A PROXY CARD OR VOTE IN PERSON AT THE SPECIAL MEETING HAS THE SAME EFFECT AS A VOTE AGAINST ADOPTION OF THE MERGER AGREEMENT. ABSTENTIONS AND FAILURES TO VOTE ON THIS MATTER BY A BROKER ALSO HAVE THE SAME EFFECT AS A VOTE AGAINST THE MERGER AGREEMENT. BROKERS WHO HOLD COMMON SHARES OF FIRST COMMUNITY AS NOMINEES WILL NOT HAVE DISCRETIONARY AUTHORITY TO VOTE SHARES WITH RESPECT TO THE MERGER AGREEMENT ABSENT INSTRUCTIONS FROM THE BENEFICIAL OWNER. THEREFORE, BY NOT GIVING SUCH INSTRUCTIONS, YOU WILL IN EFFECT BE VOTING AGAINST THE MERGER.

         The proxy holders named in the enclosed proxy card will vote all common shares of First Community represented by proxy cards that are properly signed and returned by shareholders in accordance with the instructions contained on the proxy card. You may specify your voting choices by marking the appropriate boxes on the proxy card. IF YOU PROPERLY SIGN AND RETURN THE PROXY CARD SENT TO YOU BY FIRST COMMUNITY BUT DO NOT SPECIFY YOUR VOTING CHOICES, YOUR SHARES WILL BE VOTED "FOR" THE ADOPTION OF THE MERGER AGREEMENT, AS RECOMMENDED BY THE BOARD OF DIRECTORS.

         The First Community Board of Directors is not aware of any matters other than those set forth in the Notice of Special Meeting of Shareholders of First Community that may be brought before the Special Meeting. If any other matters properly come before the Special Meeting, the persons named in the accompanying proxy will vote the shares represented by all properly executed proxies on such matters in their discretion.

SECURITIES OWNERSHIP OF MANAGEMENT OF FIRST COMMUNITY

         The following table sets forth certain information with respect to the number of common shares of First Community beneficially owned by each director of First Community and by all directors and executive officers of First Community as a group as of _______________, 2003. No other person is known by management of First Community to own more than 5% of the outstanding common shares of First Community.

                                                         Shares Beneficially Owned
Name and Address                                    Number                       Percent
----------------                                    ------                       -------
Albert R. Jackson, III                               32,178(1)                     3.1%
5675 N. CO RD 200W
North Vernon, Indiana 47265

Albert R. Jackson, Jr.
5745 N CO RD 200W                                    31,069(2)                     2.9%
North Vernon, Indiana 47265

Merrill M. Wesemann, M.D.                           104,179(3)                     9.9%
251 E Jefferson Street
Franklin, Indiana  46131

Roy Martin Umbarger                                 49,115(4)                      4.7%
5180 W CO RD 300N
Bargersville, Indiana 46106

Frank D. Neese                                      137,113(5)                    12.5%
1705 North Meridian Street
Indianapolis, Indiana 46202

All Officers and Directors as a group (5 persons)   348,191                       30.7%

--------
(1) Includes 5,363 shares held jointly with his father, brother and sister as to which he disclaims voting and dispositive power, currently exercisable options for 7,500 shares granted under the 1996 Stock Option Plan and a Convertible Note currently convertible into 909 shares. Mr. Jackson, III is the son of Mr. Jackson, Jr.

(2) Includes 5,363 shares held jointly with two sons and a daughter, 2,135 shares owned by Mr. Jackson's spouse, currently exercisable options for 3,050 shares granted under the 1996 Stock Option Plan, Convertible Notes currently convertible into 5,454 shares, and a Convertible Note owned by his spouse currently convertible into 909 shares. Mr. Jackson, Jr. is the father of Mr. Jackson, III.

(3) Includes 8,087 shares owned by Dr. Wesemann's spouse, currently exercisable options for 6,050 shares granted under the 1996 Stock Option Plan, Convertible Notes currently convertible into 3,636 shares, and a Convertible Note owned by his spouse currently convertible into 909 shares.

(4) Includes 1,465 shares owned by Mr. Umbarger's spouse, 721 shares owned as a joint-tenant with a son, 214 shares owned by his spouse jointly with his daughter, currently exercisable options for 6,050 shares granted under the 1996 Stock Option Plan and Convertible Notes currently convertible into 4,545 shares.

(5) Includes 3,000 shares owned by Mr. Neese's spouse, 14,044 shares owned by Mr. Neese's spouse in an IRA account, 53,877 shares owned in an IRA account, 6,648 shares owned through a 401(k) plan, currently exercisable options for 6,050 shares granted under the 1996 Stock Option Plan and Convertible Notes currently convertible into 45,454 shares. Mr. Neese disclaims beneficial ownership of the shares owned by or for the benefit of his spouse.

REVOCABILITY OF PROXIES

         A shareholder of record may revoke a proxy at any time prior to its exercise by:

         o delivering to First Community Bancshares, Inc., 210 East Harriman, Bargersville, Indiana 46106, Attention: Albert R. Jackson, III, a written notice of revocation prior to the Special Meeting,

         o delivering to First Community Bancshares, Inc., 210 East Harriman, Bargersville, Indiana 46106, Attention: Albert R. Jackson, III, a duly executed proxy bearing a later date prior to the Special Meeting, or

         o        attending the Special Meeting and voting in person.

         For shares held beneficially, but not as record holder, a shareholder may change a previous vote by submitting new voting instructions to the broker or nominee.

         The presence of a shareholder at the Special Meeting will not in and of itself automatically revoke such shareholder's proxy. If shares are held of record, you can vote at the Special Meeting. A beneficial holder may not vote or revoke a proxy at the Special Meeting unless such shareholder has received a properly executed proxy from the broker or nominee.

SOLICITATION OF PROXIES

         All expenses of First Community's solicitation of proxies, including the cost of mailing this document to you, will be paid by First Community.

         Proxies may be solicited from shareholders by directors, officers and employees by mail, in person or by telephone, facsimile or other means of communication. Such directors, officers and employees will not receive additional compensation, but may be reimbursed for their reasonable out-of-pocket expenses in connection with such solicitation. Arrangements will be made with brokerage houses, custodians, nominees and fiduciaries for the forwarding of proxy solicitation materials to beneficial owners of shares held of record by such brokerage houses, custodians, nominees and fiduciaries, and First Community will reimburse such brokerage houses, custodians, nominees and fiduciaries for their reasonable expenses incurred in connection with such solicitation.

DISSENTERS' RIGHTS

         The Indiana Business Corporation Law provides shareholders of merging corporations with certain dissenters' rights. The dissenters' rights of First Community shareholders are set forth in Indiana Code Chapter 23-1-44, a copy of which is attached to this Proxy Statement as Annex C. Shareholders of First Community will be entitled to dissenters' rights only upon strict compliance with procedures of the Indiana Business Corporation Law.

         The Indiana Business Corporation Law provides that shareholders of First Community have the right to demand payment for the fair value of their shares of First Community common stock immediately before the merger becomes effective, excluding any appreciation or depreciation in the value in anticipation of the merger, unless a court determines that such exclusion would be inequitable. To claim this right, the shareholder must first:

         o Deliver to First Community, before the vote is taken, written notice of the shareholder's intent to demand payment in cash for the shareholder's shares if the merger is consummated, and

         o        Not vote in favor of the merger in person or by proxy.

         Dissenting shareholders may send their written notice to Albert R. Jackson, III, Chief Executive Officer, First Community Bancshares, 34 West Jefferson Street, P.O. Box 970, Franklin, Indiana 46160.

         If the merger is approved by First Community shareholders, MainSource Financial will send notice of dissenters' rights to those shareholders satisfying the above conditions no later than ten (10) days after shareholder approval has occurred. The notice will state the procedures the dissenting shareholder thereafter must follow to exercise dissenters' rights in accordance with Indiana law.

         A shareholder of First Community who is sent such a notice must then:

         o Demand payment for the shareholder's shares of First Community common stock,

         o Certify whether beneficial ownership of the shares of First Community common stock was acquired before the dates set forth in such notice; and

         o Deposit the shareholder's certificates representing shares of First Community common stock in accordance with the terms of such notice.

         First Community shareholders who do not demand payment or deposit the shareholder's certificates representing shares of First Community common stock as required and within the applicable time period are considered to have voted such shares of First Community common stock in favor of the merger and are not entitled to receive payment for such shares under the dissenters' rights provision of the Indiana Business Corporation Law.

         A shareholder who does not comply with the preliminary conditions described above will not be entitled to dissenters' rights under the Indiana Business Corporation Law. Shareholders who execute and return the enclosed proxy but do not specify a choice on the merger proposal will be deemed to have voted in favor of the merger and accordingly to have waived their dissenters' rights, unless the shareholder revokes the proxy prior to its being voted.

         Upon consummation of the merger, MainSource Financial will pay each dissenting shareholder who has fully complied with all statutory requirements and MainSource Financial's notice, and who was the beneficial owner of the First Community common stock prior to November 20, 2002 (the date that the merger was first publicly announced), MainSource Financial's estimate of the fair value of each share of First Community common stock as of the time immediately prior to the merger, excluding any appreciation in value in anticipation of the merger.

         Dissenters who comply with the above procedures can object to the fair value established by MainSource Financial by stating their estimate of the fair value and demanding payment of the additional amount claimed as fair value. MainSource Financial can elect to agree to the dissenters' fair value demand or can commence an action in the Johnson County Circuit or Superior Court for a judicial determination of the fair value. The court may appoint appraisers to determine the fair value. The cost of the proceeding, including compensation and expenses of the appraisers and counsel for the parties and experts, will be assessed against all parties to the action in such amounts as the court finds equitable. Each dissenter made a party to the action will be entitled to receive the amount, if any, by which the court finds the fair value of the dissenters' shares, plus interest, exceeds the amount paid by MainSource Financial.

         The foregoing summary of the applicable provisions of Chapter 44 of Title 23 of the Indiana Business Corporation Law is not intended to be a complete statement of such provisions, and is qualified in its entirety by reference to such Chapter, a copy of which is attached as Annex C. Any First Community shareholder who intends to dissent from the merger should review the text of Annex C carefully and should also consult with an attorney. Any shareholder who fails to strictly follow the procedures described in the statute will forfeit dissenters' rights.

                                   THE MERGER

GENERAL

         If the merger is consummated, First Community will be acquired by MainSource Financial Group through the merger of First Community with and into a wholly-owned subsidiary of MainSource Financial Group, with the wholly-owned subsidiary being the surviving corporation.

Background of the MERGER

         During the past several years, First Community's Board of Directors has periodically reviewed and assessed the consolidations occurring in the financial services industry, particularly among community banks. The Board's goal in performing these reviews was, and remains, to enhance shareholder value. In September 2002, following the public announcement of a proposed merger between a regional bank and a community bank in which the shareholders of the community bank received an immediate premium on the trading value of their shares, the Board engaged in a number of informal discussions regarding the proposed terms of the merger. Soon thereafter, the Board decided to actively explore whether a transaction with a third party was available and whether such a transaction would be the best way to maximize shareholder value.

         In October 2002, director Frank Neese contacted the president of a publicly traded financial institution, the Interested Party, to see if there was interest in an acquisition of First Community. The Interested Party expressed a desire to discuss a potential merger and a meeting between First Community and the Interested Party was scheduled for October 22, 2002.

         On October 16, 2002, at the next regularly scheduled meeting of First Community's Board of Directors, Mr. Neese informed the Board of his discussions with the Interested Party. The Board granted permission for Mr. Neese, Chairman of the Board Merrill Wesemann and Chief Executive Officer Albert R. Jackson, III, to attend the October 22, 2002 meeting and to engage in informal discussions regarding a potential merger.

         On October 22, 2002, Mr. Neese, Chairman Wesemann and Mr. Jackson attended the meeting with representatives of the Interested Party. At this meeting First Community and the Interested Party executed a confidentiality agreement, after which First Community agreed to provide additional financial and other information to the Interested Party for its review. Additionally, First Community and the Interested Party discussed the strategies of the respective institutions, results of operation, future business plans and the advantages and disadvantages of integrating the two companies.

         On October 29, 2002, Mr. Neese received a telephone call from the President of the Interested Party in which he indicated that the Interested Party had a high level of interest in further exploring a potential merger and that a proposal would be delivered to First Community's Board of Directors at its next regularly scheduled meeting on November 20, 2002. The Interested Party further informed Mr. Neese of its preliminary valuation thoughts of $20.00 per share in an all cash transaction. Mr. Neese reported this telephone call to Chairman Wesemann and Mr. Jackson. Chairman Wesemann directed Mr. Neese to contact the President of MainSource Financial, James Saner, to determine whether MainSource Financial would also have an interest in meeting with representatives of First Community to discuss a potential merger.

         In late October and early November, 2002, Mr. Neese held several telephone conversations with Mr. Saner of MainSource Financial. During these conversations, First Community shared substantially the same financial and other information that had been provided to the Interested Party. Based on its preliminary due diligence, MainSource Financial indicated its interest in discussing potential merger opportunities with First Community and a meeting was scheduled for November 12, 2002 at the offices of Chairman Wesemann. Mr. Neese, Chairman Wesemann and Mr. Jackson attended the meeting on behalf of First Community and Mr. Saner and Mr. Don Benziger, the Senior Vice President and Chief Financial Officer of MainSource Financial, attended the meeting on behalf of MainSource Financial. At the meeting, the parties discussed the integration of the two financial institutions and the advantages and disadvantages of such a transaction. MainSource Financial also expressed a high level of interest in further pursuing merger discussions and indicated that a proposal for the acquisition of First Community would be presented to the Board of Directors of First Community at its November 20, 2002, board meeting.

         On November 20, 2002, during the meeting of the First Community Board of Directors, two proposed letters of intent were presented to the directors. The proposal from MainSource Financial offered the holder of each share of First Community common stock $21.00 per share in cash. The proposal from the Interested Party offered the holder of each share of First Community common stock a combination of common stock of the Interested Party and cash with a total valuation less than the offer presented by MainSource Financial.
Following a discussion of the terms of each proposal, including the type of consideration to be received from each party, and the duties and responsibilities of directors in merger transactions of this type, and after the consideration of the factors set forth below under "Reasons for the Merger," the First Community Board of Directors voted to accept the MainSource Financial offer and directed the President of First Community to execute a letter of intent containing the principle proposed terms of the merger. A joint press release announcing the execution of the letter of intent was issued on the same day.

         On January 15, 2003, the First Community Board voted to hire Austin Associates, LLC to perform a financial analysis of the merger consideration to determine whether the proposed consideration was fair to the shareholders of First Community from a financial point of view.

         During the next several months, MainSource Financial performed additional due diligence on First Community. Additionally, management of First Community and its counsel met with management and counsel to MainSource Financial on several occasions to negotiate provisions of the definitive merger agreement. The parties exchanged several drafts of the definitive merger agreement before the Board met to discuss the definitive merger terms.

         On February 26, 2003, the Board of Directors of First Community met to review and comment upon a proposed draft of the definitive merger agreement. The Board commented on certain issues which remained outstanding from the previous draft as well as new matters. The Board voted to approve the definitive merger agreement, subject to obtaining a favorable fairness opinion from Austin Associates, LLC and subject to the resolution of the remaining issues in the merger agreement.

         On March 27, 2003, following final approval by the boards of directors of First Community and MainSource Financial, the parties executed the definitive merger agreement. Under the terms of the merger agreement, First Community will merge with and into FCBY Acquisition Corp., a wholly-owned subsidiary of MainSource Financial, with FCBY being the surviving entity. First Community Bank & Trust will thereby become a wholly-owned subsidiary of FCBY, which is a wholly-owned subsidiary of MainSource Financial. Each outstanding share of common stock of First Community will be converted into the right to receive a cash amount equal to $21.00. In addition, each outstanding option to purchase First Community common stock will be converted into the right to receive a cash amount equal to $21.00 less the exercise price of the option.

Reasons for the Merger

         In reaching its decision to approve the merger agreement, the First Community Board consulted with management of First Community, as well as its financial and legal advisors, and considered a variety of factors, including the following:

o The First Community Board's knowledge and analysis of the current environment of the financial services industry, which is characterized by rapid consolidation, increased opportunities for cross-industry expansion, evolving trends in technology and increasing nationwide and Internet competition;

o The First Community Board's belief that the financial terms of the merger are fair to and in the best interests of First Community as a whole and First Community's shareholders;

o The business, operations, financial condition, earnings and prospects of First Community and MainSource Financial. In making its determination, the First Community Board took into account the results of First Community's due diligence review of MainSource Financial;

o The scale, scope, strength and diversity of operations, product lines and delivery systems that can be achieved by combining First Community and MainSource Financial;

o        The First Community Board's belief that the merger represents:

         a. an opportunity to leverage First Community's management, infrastructure, products, marketing and business lines over a larger consumer, business and corporate customer base through MainSource Financial's geographically diverse network; and

         b. the possibility of achieving expense savings and operating efficiencies through, among other things, the elimination of duplicative efforts;

o The opinion of Austin Associates, LLC to the First Community Board that, based upon and subject to the considerations set forth in the opinion, the conversion price was fair from a financial point of view to First Community shareholders (see "Proposed Merger--Fairness Opinion of First Community's Financial Advisor");

o The likelihood of the merger being approved by the appropriate regulatory authorities;

o Consideration of the effect of the merger on First Community's other constituencies, including First Community's employees and the customers and communities served by First Community, including consideration of the opportunity for training, education and advancement of employees within MainSource Financial or one of its affiliated companies; and

o The First Community Board's analysis of alternatives to merging with MainSource Financial, including merging with the Interested Party or other potential acquirors and its analysis of relevant price information from recent comparable bank mergers which occurred in the Midwest and across the United States.

         This discussion of the information and factors considered by the First Community Board is not intended to be exhaustive, but it does include all material factors considered by the First Community Board. In reaching its decision to approve and recommend the merger, the First Community Board of Directors did not assign any relative or specific weights to these factors, and individual directors may have given differing weights to different factors. Based upon the foregoing and other factors, the Board of Directors of First Community concluded that it was in the best interests of First Community and its shareholders to merge with MainSource Financial.

         FOR THE REASONS SET FORTH ABOVE, THE BOARD OF DIRECTORS OF FIRST COMMUNITY HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AS ADVISABLE AND IN THE BEST INTERESTS OF FIRST COMMUNITY AND ITS SHAREHOLDERS AND RECOMMENDS THAT THE SHAREHOLDERS OF FIRST COMMUNITY VOTE FOR THE ADOPTION OF THE MERGER AGREEMENT.

OPINION OF FINANCIAL ADVISOR

         First Community retained Austin Associates, LLC ("Austin") to provide a fairness opinion in connection with the merger. Austin is an investment banking and consulting firm specializing in community bank mergers and acquisitions. First Community selected Austin for this opinion on the basis of Austin's experience and expertise in representing community banks in similar transactions.

         In conjunction with the signing of the merger greement, Austin rendered a written opinion to First Community's board of directors that the terms provided for in the merger agreement were fair, from a financial point of view, to the shareholders of First Community.

         Austin was not directly involved with the solicitation of offers, negotiations with MainSource Financial or any other party. Austin was not involved in negotiating any parts of the merger agreement.

         The preparation of a fairness opinion involves various determinations as to the most appropriate methods of financial analysis and the application of those methods to the particular circumstances. It is, therefore, not readily susceptible to partial analysis or summary description. Austin believes that a partial review of the analyses and the facts considered in its analyses could create an incomplete or inaccurate view of the process used and the conclusions reached by Austin in rendering its opinion. You should consider the following when reading the discussion of Austin's opinion:

         o the opinion should be read in its entirety for a full understanding of the procedures followed, assumptions made, matters considered and qualifications and limitations of the review undertaken by Austin in connection with its opinion. The summary of Austin's opinion set forth in this proxy statement is qualified in its entirety by reference to the full text of the opinion that is attached as Annex B to this document.

         o Austin's opinion rendered in connection with the merger does not constitute a recommendation to any First Community shareholder as to how he or she should vote at the special meeting.

         o no limitations were imposed on Austin by First Community's board of directors or its management with respect to the investigations made or the procedures followed by Austin in rendering its opinion.

         In performing its analyses, Austin made numerous assumptions with respect to industry performance, business and economic conditions, and other matters, many of which are beyond the control of First Community and MainSource Financial and may not be realized. Any estimates contained in Austin's analyses do not purport to be appraisals or necessarily reflect the prices at which the companies or their securities may actually be sold. Except as described below, none of the analyses performed by Austin was assigned a greater significance by Austin than any other. The summaries of financial analyses include information presented in tabular format. The tables should be read together with the text of those summaries.

         Austin has relied, without independent verification, upon the accuracy and completeness of the information it reviewed for the purpose of rendering its opinion. Austin did not undertake any independent evaluation or appraisal of the assets and liabilities of First Community or MainSource Financial. Austin has not reviewed any individual credit files of First Community or MainSource Financial and has assumed that First Community's and MainSource Financial's loan loss reserves are, in the aggregate, adequate to cover losses. Austin's opinion is based on economic, market and other conditions existing on the date of its opinion, and on information as of various earlier dates made available to it which may not necessarily be indicative of current market conditions.

In rendering its opinion, Austin made the following assumptions:

         o the merger will be accounted for using purchase accounting in accordance with generally accepted accounting principles;

         o all material governmental, regulatory and other consents and approvals necessary for the consummation of the merger would be obtained without any adverse effect on First Community, MainSource Financial or on the anticipated benefits of the merger;

         o First Community and MainSource Financial have provided all of the information that might be material to Austin in its review; and

In connection with its opinion, Austin reviewed:

         o        the Agreement;

         o audited financial statements of MainSource Financial for the five years ended December 31, 2001 and unaudited financial statement summaries as of December 31, 2002;

         o audited financial statements of First Community for the five years ended December 31, 2001 and unaudited financial statement summaries as of December 31, 2002;

In addition, Austin:

         o compared the financial terms of the merger with the financial terms, to the extent publicly available, of other recent business combinations of financial institutions;

         o considered the indication of value for First Community as determined using a discounted cash flow approach and compared the results to the MainSource Financial aggregate deal value; and

         o conducted such other studies, analyses, inquiries and examinations, as Austin deemed appropriate.

         The following is a summary of all material analyses performed by Austin in connection with its opinion provided to the First Community Board of Directors as of March 27, 2003. The summary does not purport to be a complete description of the analyses performed by Austin.

         Summary of Financial Terms of Agreement. Austin reviewed the financial terms of the proposed transaction, including the form of consideration and the resulting price per share to First Community common stock holders pursuant to the proposed merger. Under the terms of the Agreement, each outstanding share of First Community common stock will receive $21.00 in cash. The Agreement further provides that stock options and convertible debt previously granted or issued by First Community be converted into cash in an amount equal to the cash amount less the exercise price.

         Contribution Analysis. Austin compared the market capitalization of MainSource Financial to First Community's aggregate deal value in the transaction. Austin then considered First Community's contribution of certain balance sheet and income statement measures. The following table provides highlights to this analysis:

                                                                                                        First
                                                                             MainSource              Community's
                                                  First Community            Financial               Contribution
                                                  ---------------            ---------               ------------
   Market Capitalization ($Mil.)                     $23.2(1)                  $169.8                   12.0%

                                                                                                  First Community's
                                                                                                       Market
                                                              % Contribution                       Capitalization
                                                              --------------                         to Selected
                                                                             MainSource              Contribution
   Income Statement                               First Community            Financial                  Ratios
   ----------------                               ---------------            ---------                  ------
      2001 Core Net Income                             7.3%                    92.7%                     164%
      2002 Net Income (Exc.
      Security Gains)                                  2.8%                    97.2%                     429%
      2002 Core Net Income(2)                          9.5%                    90.5%                     126%

   Balance Sheet as of December 31, 2002
   -------------------------------------
      Total Assets                                    10.4%                    89.6%                     115%
      Total Deposits                                  10.4%                    89.6%                     115%
      Shareholders' Equity                             9.5%                    90.5%                     126%
      Tangible Shareholders' Equity
                                                      12.3%                    87.7%                      98%

         (1) Represents the transaction value at $21.00 per share plus in-the-money value of stock equivalents.
         (2) First Community's core income adjusted for normalized loan loss provision expense of $250,000 in 2002

         With respect to the contribution of First Community's balance sheet and income in the pro forma company, each measure would indicate First Community is receiving a premium for its contribution in the pro forma company with the exception of tangible book value.

         Merger Value. In rendering its opinion on March 27, 2003, Austin considered the cash value per share to each common shareholder in First Community. Based on 1,044,926 common shares at First Community, the aggregate value to common shareholders equaled $21.9 million ($21.00 multiplied by 1,044,926 shares outstanding at First Community).

         In addition, MainSource Financial agreed to convert the 34,700 outstanding options of First Community into cash. These options are exercisable at a weighted average price of $9.72 per share. Based on the $21.00 per share value to First Community shareholders, the "in-the-money" value of the options measures approximately $391,000 in the aggregate.

         First Community also has $1.0 million of convertible debt securities which are convertible into 90,910 shares of common stock. MainSource Financial agreed to convert the convertible debt into cash. Based on the $21.00 per share value to First Community shareholders, the "in-the-money" value of the convertible debt measures approximately $909,000 in the aggregate.

         Therefore, when including the value of consideration for the options and convertible debt of First Community, the aggregate value of the transaction at March 27, 2003 was approximately $23.2 million.

         Austin Associates calculated that the indicated value of $23.2 million represented:

         o        222 percent of book value at December 31, 2002;
         o        224 percent of tangible book value at December 31, 2002;
         o        19.6 times core net income for year end 2002;
         o        49.2 times stated net income for year end 2002; and
         o 8.8 percent premium over tangible equity as a percent of total assets.

         Comparable Transaction Analysis. Austin reviewed certain information relating to bank sale transactions in the Midwest and nationally announced since January 1, 2001 with publicly available deal values. The following chart highlights the criteria used to select guideline transactions for comparison to the merger.

                                                        Midwest             National              National
   Key Seller Criteria                               Transactions           Group 1               Group 2
   -------------------                               ------------           -------               -------
   Seller's Asset Size ($mils)                        $100 - $300          $100 - $300           $100 - $500
   YTD ROAA                                              > 0.0%               > 0.0%            0.25% - 1.00%
   Announced Date Since                                 01/01/01             12/31/01              12/31/01
   Tangible Equity/Assets                                  -                 < 10.0%               < 10.0%
   Return on Average Equity                                -                    -                  < 15.0%
   # of Transactions Included                              27                   27                    14

         Austin compared the prices paid in these transactions as compared to the transaction multiples being paid by MainSource Financial for First Community.

                                                                  National        National         MainSource/
   Key Median Results                                Midwest       Group 1        Group 2             Grand
   ------------------                                -------       -------        -------             -----
   Price/Earnings Multiple                           16.3 x        19.9 x          31.6 x           19.6x (1)
   Price/Tangible Book Value Ratio                    200%          203%            202%              224%
   Premium over Tangible Equity/Assets                7.3%          8.3%            7.0%              8.8%

         (1) First Community's core net income adjusted for normalized loan loss provision expense of $250,000 in 2002.

         Austin concluded that the multiples paid by MainSource Financial for First Community either approximate or exceed the median multiples paid for comparable bank transactions based on the dates reviewed.

         Discounted Cash Flow Analysis. The discounted cash flow value analysis is a widely used valuation methodology but relies on numerous assumptions, including asset and earnings growth rates, implied price to earnings multiples and discount rates. The analysis does not purport to be indicative of the actual values or expected values of First Community's common stock and does not necessarily represent actual cost savings to be realized by MainSource Financial.

         Austin estimated the present value of future cash flows assuming First Community would be acquired and computed the indication of value based on its pro forma earnings stream including synergies. Synergies were estimated at 20 percent of First Community's stand-alone overhead expense. Pro forma overhead expense reductions in the range of 10 to 30 percent are common in bank mergers.

         The following chart highlights the key assumptions and results of the discount cash flow analyses:

                                                         First Community's Pro Forma       Actual Deal Value to
   Discounted Cash Flow Key Assumptions                          Performance                  First Community
   ------------------------------------                          -----------                  ---------------
   First Year Pro Forma Net Income ($000)                           $1,963
   Fifth Year Pro Forma Net Income ($000)                           $2,359
   Discount Rate                                                     13.0%
   Implied Price/EPS Multiple                                        10.0 x
   Discounted Cash Flow Value ($Mil.)                                                              $23.2
                                                                    $19.8

         Projected cash flows were discounted at rate 13.0 percent. This rate was selected based on Austin's experience and the expected risk-adjusted rate of return that an acquirer in First Community would require. Based on the results from the discounted cash flow analysis, First Community shareholders would receive an approximate 17.2 percent increase in value with MainSource Financial as compared to its pro forma discounted cash flow indication of value.

         Pro Forma Merger Analysis. Austin performed a pro forma merger analysis by combining the projected balance sheets and income statements to determine the financial impact of the merger on MainSource Financial shareholders. Austin made certain assumptions regarding the accounting treatment, acquisition adjustments and cost savings to calculate the financial impact the merger would have on key performance measures of the pro forma company. The pro forma merger analysis was based in part on published earnings estimates, Austin's long-term estimated earnings and growth rates, and estimates of the expected cost savings. Austin assumed the transaction closed on 12/31/02 and included fully phased-in cost savings in 2003. The following chart highlights the key results:

                                                                                                        Percentage
                                                                    Stand-Alone       Pro Forma         Change to
                                                  Pro Forma          MainSource       MainSource        MainSource
2003 Projected Performance Results            First Community(1)     Financial        Financial         Financial
----------------------------------            ------------------     ---------        ---------         ---------
ROAA                                                1.33%              1.18%             1.12%            (5.1%)
ROAE                                                  -               14.42%            15.34%             6.4%
Net Income ($mils)                                  $2.0               $15.1             $16.2             6.6%
Basic Earnings Per Share                              -                $2.23             $2.38             6.7%
Dividends Per Share                                   -                $0.70             $0.70              0%
Book Value Per Share                                  -               $16.21            $16.36             0.9%
Tangible Equity Per Share                             -               $12.73            $10.94           (14.1%)

         (1)      Includes estimated cost savings.

         Pro Forma Earnings and Book Value. This analysis indicates that the merger is expected to increase MainSource Financial's stand-alone 2003 earnings per share by 6.7 percent. MainSource Financial's pro forma tangible book value per share would equal $10.94 representing a 14.1 percent decrease to its stand-alone projection of $12.73. At the purchase price of $23.2 million, it would take approximately six years for MainSource Financial to recover the tangible book value dilution.

         Additional Limiting Conditions. The opinion expressed by Austin was based on market, economic and other relevant considerations as they existed and could be evaluated as of the date of the opinion. Events occurring after the date of issuance of the opinion, including but not limited to, changes affecting the securities markets, the results of operations or material changes in the financial condition of either MainSource Financial or First Community could materially affect the assumptions used in preparing this opinion.

         First Community has agreed to pay Austin a cash fee of $15,000 for the issuance of its fairness opinion. None of this fee is contingent upon shareholder approval or closing of the merger. In addition, First Community has agreed to indemnify Austin against certain liabilities, including liabilities under securities laws.

CONDUCT OF BUSINESS IF THE MERGER IS NOT CONSUMMATED

         If the merger is not consummated, First Community will continue its current operations. For reasons discussed under the caption, "THE MERGER - Background and Reasons for the Merger," First Community may continue to explore strategic alternatives, including a business combination or sale of First Community, if the merger with MainSource Financial is not consummated.

REGULATORY FILINGS AND APPROVALS

         MainSource Financial and First Community have agreed to use their reasonable best efforts to obtain all regulatory approvals required to consummate the merger, which include filing applications with the Board of Governors of the Federal Reserve System and the Indiana Department of Financial Institutions, AND HAVE MADE THE APPLICABLE REGULATORY FILINGS PRIOR TO THE DATE OF THIS DOCUMENT. The merger cannot proceed in the absence of these regulatory approvals. There can be no assurance that these regulatory approvals will be obtained, and, if obtained, there can be no assurance as to the date of any such approvals or the absence of any litigation challenging such approvals.

MainSource Financial and First Community are not aware of any other material governmental approvals or actions that are required prior to the parties' consummation of the merger other than those described above.

                              THE MERGER AGREEMENT

         The description of the merger agreement set forth below is not complete. For full information, you should read the merger agreement, a copy of which is attached to this document as Annex A.

TERMS OF THE MERGER

         THE MERGER. The merger agreement contemplates the merger of First Community with and into a wholly-owned subsidiary of MainSource Financial. Immediately after the merger becomes effective, the wholly-owned subsidiary of MainSource Financial will be the surviving corporation, and the separate existence of First Community will cease.

         EFFECTIVE TIME. As promptly as practicable after the satisfaction or waiver of the conditions set forth in the merger agreement, the parties will complete the merger by filing Articles of Merger with the Secretary of State of Indiana. The merger will be effective upon the filing of the Articles of Merger or such later date as specified in the Articles of Merger.

         CANCELLATION OF THE COMMON SHARES AND OPTIONS OF FIRST COMMUNITY IN THE MERGER. If the merger of First Community with the subsidiary of MainSource Financial closes after the satisfaction or waiver of all of the closing conditions, the following shall occur:

         (i) each outstanding common share of First Community will be cancelled and extinguished in consideration and exchange for the right to receive $21.00 in cash from MainSource Financial; and

         (ii) each unexercised option to purchase First Community's common shares will be canceled and converted into the right to receive in cash $21.00 per share less the exercise price of such option.


EXCHANGE OF CERTIFICATES

         EXCHANGE AGENT. MainSource Bank, Greensburg, Indiana will act as exchange agent for the exchange of share certificates pursuant to the merger.

         EXCHANGE PROCEDURES. As soon as practicable, but not later than one business day following the effective time of the merger, MainSource Financial shall deposit an amount of cash sufficient to make payment of the merger consideration to each record holder of common shares of First Community and each holder of outstanding unexercised options of First Community that are converted into the right to receive cash in the merger. As soon as practicable after the effective time of the merger, the exchange agent shall mail or make available to each record holder of common shares or options a notice and letter of transmittal disclosing the effectiveness of the merger and the procedure for exchanging each such record holder's common shares, options or promissory notes. First Community shareholders will be required to follow the instructions and surrender their certificates representing First Community common shares, together with the properly executed letter of transmittal, and any other required documents, to MainSource Bank. Such shareholders will then be entitled to receive $21.00 in cash for each First Community common share held and such option holders will be entitled to receive $21.00 in cash minus the exercise price of each unexercised option. No interest will be paid on any merger consideration.

         DISSENTING SHARES. Any holder of First Community shares who has properly exercised dissenters' rights shall be entitled to payment for such shares pursuant to Indiana law. If, in accordance with Indiana law, any holder of dissenting shares shall forfeit such right to payment of the fair value of such shares, such shares shall thereupon be deemed to have been converted into and to have become exchangeable for, as of the effective time of the merger, the right to receive $21.00 per share.

REPRESENTATIONS AND WARRANTIES

         In the merger agreement, each of MainSource Financial and First Community provide customary representations and warranties relating to, among other things:

         o        organization, standing and power;
         o        capital structure;
         o corporate authority to enter into and perform the merger agreement;
         o        conflicts with other agreements;
         o        securities documents and financial statements;
         o changes in the party's business since the date of the most recent financial statements;
         o        absence of undisclosed liabilities;
         o information provided to the other parties and to the First Community shareholders; and
         o        brokers.

         In the merger agreement, First Community also makes additional representations and warranties relating to, among other things:

         o        allowance for credit losses;
         o        environmental matters;
         o no default in First Community's charter documents or other material contracts;
         o        compliance with licenses, permits and applicable laws;
         o        actions and proceedings;
         o        taxes;
         o        material agreements;
         o        employee benefit plans;
         o        subsidiaries;
         o        agreements with bank regulators;
         o applicability of the business combination provisions of Indiana law;
         o        vote required;
         o        title to property;
         o        corporate documents, books and records;
         o        insurance;
         o        potential competing interests of insiders;
         o        software;

         o        interest rate risk management instruments;
         o the due execution and delivery of certain modification and termination agreements.

         MainSource Financial represented and warranted that neither it nor any of its affiliates or associates beneficially owns more than ten percent (10%) of First Community's common shares and that it has or has timely access to sufficient funds to perform its obligations under the merger agreement.

CONDUCT OF BUSINESS PENDING THE MERGER

         First Community agreed that until the merger is effective, it will conduct its business operations in the ordinary and usual course, consistent with past practice, and will seek to preserve intact its business organization, keep available the service of its directors, officers and employees, and preserve its relationships with customers, suppliers and others having business dealings with it. The merger agreement provides that First Community shall not, and shall cause its subsidiaries not to, without the prior approval of MainSource Financial:

         o issue, sell, grant, dispose of or otherwise encumber any shares of capital stock, other than upon the exercise of stock options or the conversion of convertible debt securities;

         o        purchase any of First Community's common shares;

         o effect any recapitalization, reclassification, stock dividend, stock split or like change in capitalization;

         o declare, set aside, make or pay any dividend or other distribution, except for regular quarterly cash dividends not to exceed $0.05 per share;

         o adopt a plan of complete or partial liquidation, dissolution, merger consolidation, restructuring, recapitalization or other reorganization;

         o        amend its Articles of Incorporation or Bylaws;

         o acquire or dispose of assets or securities, except in the ordinary course of business;

         o incur any indebtedness for borrowed money or make any loans or investments other than in the ordinary course of a banking business;

         o increase the rate of compensation of any of its directors, officers or employees;

         o pay or agree to pay any pension, retirement allowance, severance or other employee benefit not required by existing benefit plans;

         o enter into or modify any employment, severance or termination agreement with any director, officer or employee;

         o        enter into or modify any employee benefit arrangement;

         o        make or commit to make any capital expenditures;

         o make any material changes in its customary methods of marketing;

         o        change its method of accounting;

         o offer any new deposit, loan or investment product or service or modify any of its lending or investment policies;

         o take any action that would make any of the representations and warranties made by First Community in the merger agreement inaccurate in any material respect at the effective time of the merger; or

         o take any action that would adversely affect the ability of MainSource Financial to obtain regulatory approval for the merger.

         NO SOLICITATION. The merger agreement provides that First Community shall not initiate, solicit or encourage inquiries or proposals, furnish any information or participate in any discussions or negotiations with any person in connection with any merger, acquisition or consolidation, or any acquisition or purchase of all or a substantial portion of the assets of or equity interests in First Community. The merger agreement does not, however, prohibit First Community from furnishing information to, or entering into discussions, negotiations or an agreement with any person who makes an unsolicited bona fide proposal for any transaction described above, or from disclosing to First Community's shareholders a position with respect to the unsolicited proposal, if the Board of Directors, after consulting with and being advised by legal counsel, determines in good faith that such actions are required to fulfill its fiduciary obligations under the law.

         First Community is not permitted to enter into such other acquisition proposal except concurrently with the termination of the merger agreement.

ADDITIONAL AGREEMENTS

         ACCESS TO INFORMATION. First Community and its subsidiaries shall afford MainSource Financial and its representatives reasonable access to its books, records, properties, personnel and representatives. MainSource Financial shall hold such information that is non-public in confidence, unless required to disclose such information by subpoena, civil investigative demand or other similar process.

         SHAREHOLDERS MEETING. First Community shall duly call, give notice of, convene and hold a meeting of its shareholders for the purpose of voting on the approval of the merger. The Board of Directors of First Community will recommend the approval of the merger to the shareholders unless such a recommendation would violate Indiana law.

         REASONABLE EFFORTS. MainSource Financial and First Community will use all reasonable efforts to take all actions necessary to consummate the merger, including obtaining the approvals or consents by the Board of Governors of the Federal Reserve System, the Indiana Department of Financial Institutions and any other governmental agencies as are required.

         FINANCIAL STATEMENTS. First Community shall make available to MainSource Financial copies of:

         o any monthly or quarterly unaudited consolidated financial statements for periods ended after [September 30, 2002]; and

         o any audited consolidated financial statements for any year ended after [September 30, 2002].

         EXPENSES. Whether or not the merger is consummated, all costs and expenses incurred in connection with the merger shall be paid by the party incurring such expense.

         INDEMNIFICATION. For a period of three (3) years after the effective time of the merger, MainSource Financial shall indemnify, defend and hold harmless the officers and directors of First Community [and its subsidiaries] against claims, losses or damages, including expenses in advance of final disposition, arising out of or based on the merger to the full extent permitted by First Community's Articles of Incorporation or By-Laws or Indiana law.

         EMPLOYEE BENEFIT PLANS. As soon as feasible after the merger, MainSource Financial shall provide each employee of a First Community subsidiary with such employee benefits as MainSource Financial provides to employees of its subsidiaries from time to time, including life, medical, hospitalization and disability insurance and sick pay, personal leave and retirement plan benefits. MainSource Financial shall credit such employees for years of service at First Community prior to the merger for purposes of eligibility to participate, vesting, eligibility to receive benefits, and benefit accrual.

         Directors and officers of First Community's subsidiaries shall be provided with such directors' and officers' liability insurance as MainSource Financial provides to the directors and officers of its subsidiaries.

         AFFILIATE SHAREHOLDERS' VOTE. Each member of First Community's Board of Directors shall continue to own and not sell, assign or encumber his shares of common stock of First Community, except as otherwise provided in the merger agreement, and shall vote his shares in favor of the merger.

         RELEASES. Each member of the Board of Directors of First Community and its subsidiaries shall execute a general release of all parties to the merger from any claims against such entities, except for claims arising out of the merger agreement, claims resulting from moneys on deposit with subsidiaries of First Community or MainSource Financial, claims for compensation accrued and vested, and claims arising from deferred compensation or other similar agreements.

         EMPLOYMENT AGREEMENTS. Within 7 days of the execution of the merger agreement, First Community shall deliver executed employment agreements between First Community Bank & Trust and certain employees.

         REDEMPTION OF CONVERTIBLE DEBT. Prior to Closing, First Community shall cause all outstanding convertible debt securities of First Community to be concelled or converted into common stock of the Company in accordance with the terms of such securities.

CONDITIONS TO THE MERGER

         CONDITIONS TO OBLIGATIONS OF MAINSOURCE FINANCIAL AND FIRST COMMUNITY. The obligations of MainSource Financial and First Community to effect the merger are subject to the satisfaction or waiver of the following conditions, among others:

         o the merger agreement must be validly adopted by the requisite vote of the shareholders of First Community;

         o all necessary approvals, consents, authorizations, exemptions or waivers (including any required by any federal or state governmental body or agency) must be obtained and all waiting periods required by law must have expired;

         o none of the parties shall be subject to any statute, rule, regulation, injunction or other order or decree which shall have been enacted by any governmental authority which prohibits, restricts or makes illegal completion of the merger and no proceeding initiated by any governmental entity seeking an order, injunction or decree issued by any court or agency of competent jurisdiction preventing the completion of the merger shall be pending; and

         o no action shall have been taken or statute or rule enacted which, in connect with a necessary governmental approval, imposes any condition or restriction on any party that impacts the business or economic benefits of the merger such that consummation of the merger is rendered inadvisable.

         CONDITIONS TO OBLIGATIONS OF MAINSOURCE FINANCIAL. The obligations of MainSource Financial to effect the merger are subject to the satisfaction or waiver of the following conditions:

         o the representations and warranties made by First Community in the merger agreement are true and correct in all material respects at the time of the closing;

         o First Community and the members of its Board of Directors shall have complied in all material respects with its obligations under the merger agreement;

         o First Community shall have delivered to MainSource Financial certain certificates of officers of First Community certifying that conditions to closing have been satisfied;

         o First Community shall have obtained any necessary consents or approvals to the succession of MainSource Financial to any obligation, right or interest of First Community; and

         o First Community Bank & Trust and certain employees shall have executed and delivered employment agreements within 7 days of the execution of the merger agreement.

         CONDITIONS TO OBLIGATIONS OF FIRST COMMUNITY. The obligations of First Community to effect the merger shall be subject to the satisfaction or waiver of the following conditions:

         o the representations and warranties made by MainSource Financial in the merger agreement are true and correct in all material respects at the time of the closing;

         o MainSource Financial and its wholly-owned subsidiary shall have complied in all material respects with its obligations under the merger agreement;

         o MainSource Financial shall have delivered to First Community certain certificates of officers of MainSource Financial certifying that conditions to closing have been satisfied;

         o MainSource Financial shall have obtained any consents or approvals required as a result of the transactions contemplated by the merger agreement; and

         o First Community shall have received an opinion from Austin Associates, LLC that the merger is fair to the shareholders of First Community from a financial point of view.

         TERMINATION.  The merger agreement may be terminated:

         o        by mutual agreement of MainSource Financial and First
                  Community;

         o by the Board of Directors of MainSource Financial or First Community if:

                  (a) the approval of the shareholders of First Community to the merger is not obtained at a meeting called for that purpose;

                  (b) the merger has not been consummated on or before June 30, 2003; provided, however, if such non-occurrence is due to either party's material breach of the merger agreement, the Board of Directors of such breaching party shall not have the right to terminate the merger agreement;

                  (c) any court or governmental entity shall have issued an order or taken any action enjoining or prohibiting the merger;

                  (d) the other party has breached a term of the merger agreement which would give rise to a failure of condition and such breach cannot be or has not been cured within thirty (30)days, provided that the terminating party must not been in breach of any term of the agreement;

         o by the Board of Directors of First Community or MainSource Financial if any event has occurred or circumstance has arisen or been discovered that would preclude satisfaction of any of the conditions that such party is subject to under the merger agreement as of the date of such determination; or

         o by the Board of Directors of First Community if the Board of Directors of First Community shall have approved, and First Community shall have entered into, a written agreement to engage in a merger, consolidation or other business combination involving First Community with any person other than MainSource Financial or any affiliate of MainSource Financial; provided that First Community is not then in breach of the merger agreement and First Community has complied with its obligations under the merger agreement in connection with its receipt of the alterative merger proposal.

         BREAK-UP FEE. First Community is required to pay a break-up fee of $460,000 to MainSource Financial upon termination of the merger agreement by either First Community or MainSource Financial if, subject to certain exceptions: (a) the merger agreement is terminated for any of the following reasons; and (b) within twelve (12) months of such termination First Community enters into a written agreement to engage in a transaction whereby First Community is to be acquired by any person other than MainSource Financial or any affiliate of MainSource Financial:

         o the merger agreement is terminated by the mutual written consent of First Community and MainSource Financial;

         o the merger agreement is terminated by First Community or MainSource Financial because the merger is not consummated on or before June 30, 2003, if at the time of termination First Community is in material breach of any of its representations, warranties or covenants under the merger agreement that would give rise to a failure of condition and such breach cannot be cured within 30 days;

         o the merger agreement is terminated because a court or governmental entity has issued an order or taken action enjoining or prohibiting the merger, if at the time of termination First Community is in material breach of any of its representations, warranties or covenants under the merger agreement that would give rise to a failure of condition and such breach cannot be cured within 30 days;

         o the merger agreement is terminated by MainSource Financial as a result of a breach by First Community of a representation, warranty or covenant under the merger agreement that would give rise to a failure of condition and such breach cannot be cured within 30 days;

         o the merger agreement is terminated by MainSource Financial because a condition to its obligation to effect the merger is not capable of being satisfied; or

         o the merger agreement is terminated by First Community because it has approved and entered into a definitive agreement of an alternative merger transaction.

INTERESTS OF DIRECTORS AND EXECUTIVE OFFICERS

         TREATMENT OF STOCK OPTIONS. At the time the merger is effective, each outstanding option to purchase First Community common shares will be cancelled and extinguished, and the holders of such stock options will be entitled to receive cash from MainSource Financial in the amount of the difference between
(a) the product of (i) the difference between $21.00 and the exercise price per share of such stock option, multiplied by (ii) the number of common shares subject to such stock option, less (b) applicable federal and state tax withholding obligations of the holder of such stock option.

         As of _________, 2003, options to purchase 34,700 shares were outstanding, of which the directors and executive officers of First Community held options to purchase a total of ______ shares. All of the options issued by First Community had exercise prices less than $21.00 per share and therefore are expected to receive option cancellation payments.

         Each holder of a stock option will be required to execute an option cancellation agreement in order to receive payment for the option.

         TERMINATION AGREEMENTS. Three (3) employees of a subsidiary of First Community, Albert R. Jackson, III, Keith Lindauer and Dean Jackson, are parties to Termination Agreements with First Community Bank & Trust dated as of July 28, 1999. Each of the Termination Agreements provides that in the event of a change in control, which includes the acquisition by another company of 100% of the voting stock of First Community, and in the event the employment of the employee is terminated for any reason other than good cause within 180 days of the change in control, the employee is entitled to receive a lump sum equal to 299% of his average total compensation for the prior three (3) years. At the effective time of the merger, and as condition to each party's obligation to close the merger, each employee shall execute a waiver of his rights under the Termination Agreements and those agreements shall be terminated. In consideration for this waiver and termination, MainSource Financial and each employee shall execute employment agreements effective at the time of the merger and continuing until December 31, 2004, and MainSource Financial shall pay each employee a lump sum cash payment of $240,000 for Albert R. Jackson, III, $175,000 for Keith Lindauer and $144,000 for Dean Jackson. Upon execution of the employment agreements, each employee shall also receive a $25,000 signing bonus.

         DEFERRED COMPENSATION AGREEMENTS. Each member of the Board of Directors of First Community Bank & Trust, including Albert R. Jackson, Jr., Merrill M. Wesemann, Frank D. Neese and Roy M. Umbarger, and Albert R. Jackson, III, in his capacity as an executive officer of First Community Bank & Trust, are parties to Deferred Compensation Agreements with First Community Bank & Trust. These agreements permit the deferral by the director or officer of a portion of the compensation received by such director or officer into an account maintained by First Community Bank & Trust with an annual interest rate as determined by the Board of Directors of First Community Bank & Trust. Pursuant to the merger agreement, all of the Deferred Compensation Agreements will terminate effective as of the closing of the merger and all amounts accrued thereunder will be paid to such persons.

         SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN. Certain directors and executive officers of First Community Bank & Trust (8 persons) are participants in the First Community Bank & Trust Supplemental Executive Retirement Plan ("SERP"). Under the SERP, a participant who has obtained 72 years of age, is serving as a director or employee at that time, and has completed at least three years of participation in the SERP is entitled to received annual payments for the rest of his life (or a minimum of ten years) equal to 100% of the average of the director fees such person received or would have received had such person been a director each year for the most recent three-year period. A participant who has completed at least five years of employment or service as a director with First Community may elect early retirement on or after attaining age 65. A

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participant electing early retirement is entitled to receive the actuarial equivalent (present value) of the normal retirement benefit described above.

         Upon a change in control, the definition of which includes the merger, each participant in the SERP is deemed to have remained in the employ of First Community Bank & Trust until his normal retirement age (72 years old), and may commence receipt of the actuarial equivalent of his normal retirement benefit at any time after the termination of his employment or service on the Board. Pursuant to the merger agreement, the participants in the SERP shall execute and deliver the following at the closing at the merger:

         o each of Albert R. Jackson, III, Keith Lindauer and Dean Jackson shall execute a waiver of their rights upon a change in control and a consent to terminate the SERP;

         o Don Goeb and Roy M. Umbarger shall each execute a consent to terminate the SERP and accept, as a change in control benefit, $107,212 for Mr. Goeb and $107,212 for Mr. Umbarger; and

         o        each of Albert R. Jackson, Jr., Merrill M. Wesemann and Frank
                  D. Neese shall elect early retirement from the Board of Directors of First Community Bank & Trust and shall execute a waiver of their rights upon a change in control.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES

         The following is a summary of material federal income tax consequences of the merger to First Community shareholders. It is assumed for purposes of this discussion that the common shares are held as "capital assets" within the meaning of Section 1221 of the Internal Revenue Code. The tax consequences to each shareholder will depend in part upon such shareholder's particular situation. Generally, shareholders will recognize gain, if any, up to the amount of cash received, depending upon such shareholder's basis in the First Community common shares that such shareholder owns. Similarly, if a shareholder is a dissenting shareholder who receives cash in payment for such dissenting shareholder's common shares, such shareholder will recognize gain, if any, up to the amount of cash such dissenting shareholder receives, based upon such dissenting shareholder's basis in the First Community common shares that such dissenting shareholder owns.

         Special tax consequences not described in this document may be applicable to particular classes of taxpayers, such as financial institutions, insurance companies, tax-exempt organizations, broker-dealers, traders in securities that elect to mark to market, persons that hold common shares as part of a straddle or conversion transaction, persons who are not citizens or residents of the United States and shareholders who acquired their common shares through the exercise of an employee stock option or otherwise as compensation. The foregoing disclosure is for general information only and is based upon the Internal Revenue Code, its legislative history, existing and proposed regulations thereunder, published rulings and decisions, all as currently in effect as of the date hereof, and all of which are subject to change, possibly with retroactive effect. No ruling has been or will be sought from the Internal Revenue Service on the United States federal income tax consequences of the merger. Tax consequences under state, local and foreign laws are not addressed in this document. All shareholders should consult with their own tax advisors as to the particular tax consequences of the merger, including the

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applicability and effect of the alternative minimum tax and any state, local or foreign income and other tax laws and of changes in such tax laws.

                       WHERE YOU CAN FIND MORE INFORMATION

         First Community and MainSource Financial each file reports, proxy statements and other information with the Securities and Exchange Commission ("SEC"). You may read and copy any reports, statements or other information that First Community and MainSource Financial file at the SEC's public reference rooms in Washington, D.C., New York, New York, and Chicago, Illinois. (The address of the public reference room in Washington, D.C. is 450 Fifth Street, N.W., Washington, D.C. 20549). Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. First Community's and MainSource Financial's public filings are also available to the public from commercial document retrieval services and at the Internet World Wide Web site maintained by the SEC at http://www.sec.gov. Reports, proxy statements and other information regarding MainSource Financial also may be inspected at the offices of The Nasdaq Stock Market, 9801 Washingtonian Boulevard, Gaithersburg, Maryland 20878.

         If you would like to request any documents from First Community or MainSource Financial, please do so in writing or by telephone by _______, 2003, to receive them before the First Community Special Meeting at the following addresses and telephone numbers:

                  First Community Bancshares, Inc.
                  34 West Jefferson
                  Franklin, Indiana 46106
                  (317) 346-7230


                  MainSource Financial Group, Inc.
                  201 North Broadway
                  Greensburg, Indiana 47240
                  (812) 663-4812


         YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT TO VOTE YOUR SHARES AT THE SPECIAL MEETING OF SHAREHOLDERS OF FIRST COMMUNITY. FIRST COMMUNITY AND MAINSOURCE FINANCIAL HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS DOCUMENT. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS DOCUMENT IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE OF THIS DOCUMENT, AND THE MAILING OF THIS DOCUMENT TO SHAREHOLDERS SHALL NOT CREATE ANY IMPLICATION TO THE CONTRARY.


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